Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172422) pertaining to The Lilly Employee 401(k) Plan and The Savings Plan for Lilly Affiliate Employees in Puerto Rico of Eli Lilly and Company of our report dated June 24, 2021, with respect to the financial statements and schedules of The Lilly Employee 401(k) Plan and The Savings Plan for Lilly Affiliate Employees in Puerto Rico included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Indianapolis, Indiana
June 24, 2021